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                                                                  EXHIBIT 2.1



                                  JOINT VENTURE AGREEMENT


                                       by and between


                                    YAZAKI CORPORATION


                                            and


                                   AMERIGON INCORPORATED






                                  ------------------------

                                  Dated as of July 22, 1997

                                  ------------------------



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                                TABLE OF CONTENTS

                                                                   Page(s)


ARTICLE 1 - DEFINITIONS. . . . . . . . . . . . . . . . . . . . . . . . . 2
     1.1     Definitions . . . . . . . . . . . . . . . . . . . . . . . . 2
     1.2     Glossary. . . . . . . . . . . . . . . . . . . . . . . . . . 4

ARTICLE 2 - THE COMPANY. . . . . . . . . . . . . . . . . . . . . . . . . 4
     2.1     Incorporation of the Company. . . . . . . . . . . . . . . . 4
     2.2     Purpose of the Company. . . . . . . . . . . . . . . . . . . 5
     2.3     Principal Office. . . . . . . . . . . . . . . . . . . . . . 5
     2.4     Articles of Incorporation; By-Laws; Business Plan . . . . . 5
     2.5     Actions at the Closing. . . . . . . . . . . . . . . . . . . 5
     2.6     Initial Shares. . . . . . . . . . . . . . . . . . . . . . . 5
     2.7     IVS Business. . . . . . . . . . . . . . . . . . . . . . . . 6
     2.8     Certain Understandings with respect to Assigned Contracts . 6
     2.9     Closing Date. . . . . . . . . . . . . . . . . . . . . . . . 7

ARTICLE 3 - CONDUCT OF BUSINESS. . . . . . . . . . . . . . . . . . . . . 7
     3.1     Management by Board of Directors. . . . . . . . . . . . . . 7
     3.2     Election of Directors . . . . . . . . . . . . . . . . . . . 7
     3.3     Substitution of Board Members . . . . . . . . . . . . . . . 8
     3.4     Removal of Board Members. . . . . . . . . . . . . . . . . . 8
     3.5     Resolutions of the Board. . . . . . . . . . . . . . . . . . 8
     3.6     Certain Major Corporate Actions . . . . . . . . . . . . . . 8
     3.7     Officers. . . . . . . . . . . . . . . . . . . . . . . . . . 9
     3.8     Appointment of Auditor. . . . . . . . . . . . . . . . . . . 9
     3.9     Designation of Depository Bank. . . . . . . . . . . . . . . 9
     3.10    Stock Option Plan . . . . . . . . . . . . . . . . . . . . . 9
     3.11    Other Actions to Prepare for Conduct of Business. . . . . . 9
     3.12    Hiring of Employees . . . . . . . . . . . . . . . . . . .  10
     3.13    Yazaki Support. . . . . . . . . . . . . . . . . . . . . .  10
     3.14    Conduct of Business Following Closing . . . . . . . . . .  10

ARTICLE 4 - CERTAIN RELATIONSHIPS. . . . . . . . . . . . . . . . . . .  10
     4.1     Yazaki License Agreement. . . . . . . . . . . . . . . . .  10
     4.2     Yazaki Manufacturing Arrangements . . . . . . . . . . . .  11
     4.3     Payments to Amerigon. . . . . . . . . . . . . . . . . . .  11
     4.4     Adhesion of the Company . . . . . . . . . . . . . . . . .  11

ARTICLE 5 - ISSUANCE AND TRANSFERS OF SHARES . . . . . . . . . . . . .  12
     5.1     Pre-emptive Rights. . . . . . . . . . . . . . . . . . . .  12


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     5.2     Restrictions on Transfer. . . . . . . . . . . . . . . . .  12
     5.3     Post-Holding Period Sales of Amerigon . . . . . . . . . .  13
     5.4     Conditions to All Transfers . . . . . . . . . . . . . . .  13
     5.5     Endorsement of Stock Certificates . . . . . . . . . . . .  14
     5.6     Registration Rights . . . . . . . . . . . . . . . . . . .  14

ARTICLE 6 - REPRESENTATIONS AND WARRANTIES . . . . . . . . . . . . . .  15
     6.1     Mutual Representations. . . . . . . . . . . . . . . . . .  15

ARTICLE 7 - MISCELLANEOUS. . . . . . . . . . . . . . . . . . . . . . .  15
     7.1     Basic Term. . . . . . . . . . . . . . . . . . . . . . . .  15
     7.2     Notices . . . . . . . . . . . . . . . . . . . . . . . . .  15
     7.3     Assignment of Agreement . . . . . . . . . . . . . . . . .  16
     7.4     Governing Law . . . . . . . . . . . . . . . . . . . . . .  16
     7.5     Arbitration . . . . . . . . . . . . . . . . . . . . . . .  16
     7.6     Approvals and Consents. . . . . . . . . . . . . . . . . .  16
     7.7     Confidentiality . . . . . . . . . . . . . . . . . . . . .  17
     7.8     Counterparts. . . . . . . . . . . . . . . . . . . . . . .  17
     7.9     Amendment of Agreement. . . . . . . . . . . . . . . . . .  17
     7.10    Validity. . . . . . . . . . . . . . . . . . . . . . . . .  17
     7.11    Waiver. . . . . . . . . . . . . . . . . . . . . . . . . .  18
     7.12    Successors. . . . . . . . . . . . . . . . . . . . . . . .  18
     7.13    No Third Party Rights . . . . . . . . . . . . . . . . . .  18
     7.14    Rights in Event of Force Majeure. . . . . . . . . . . . .  18


                                        ii

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                               JOINT VENTURE AGREEMENT

This Joint Venture Agreement dated as of July 22, 1997, is entered into by and between

      (i) Yazaki Corporation, a corporation organized and existing under the laws of Japan, with its principal office at Mita-Kokusai Building, 17th Floor, 4-28, Mita 1-chome, Minato-ku, Tokyo 108, Japan, and

      (ii) Amerigon Incorporated, a corporation organized and existing under the laws of California, with its principal office at 404 East Huntington Drive, Monrovia, California, 91016-3600, U.S.A.


                                     RECITALS


A. The Parties hereto have decided that, subject to the terms and conditions hereof, it is in their mutual best interests to enter into a joint venture to carry forward Amerigon's interactive voice systems business, and to contribute their expertise and resources to such joint venture.

B. Amerigon owns all of the issued and outstanding stock of IVS, Inc., a California corporation (the "Company"), which owns and operates the interactive voice systems business described in Section 2.7 below, and the Parties desire to utilize the Company for such joint venture.

C. It is the general intent of the Parties that the establishment of the joint venture will result in an on-going, cooperative enterprise that will (i) strengthen Yazaki's core automotive business, (ii) provide a technology to Yazaki that will enable Yazaki to diversify into new businesses beyond its current strategic directions, and (iii) enable the Company to grow into a substantial business by exploiting Amerigon's interactive voice systems technology and by developing new technologies for the future.

D. The Parties have previously entered into the Letter of Intent, as defined below, which sets forth certain agreements and understandings of the Parties with respect to such joint venture.

E.    The Letter of Intent became binding on the Parties on April 22, 1997.

F. Pursuant to the Letter of Intent, the Parties have agreed to the Business Plan, as defined below.

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G.    Pursuant to the terms of the Letter of Intent, the Business Plan and that certain Deposit Account Agreement, dated as of the Effective Date, Yazaki has placed $1,000,000 in consideration for Yazaki's exclusive right to negotiate with Amerigon in a Japanese bank account.

H. Yazaki has determined that the conditions set forth in Section 1(e) of the Letter of Intent have been satisfied and therefore desires to consummate the transactions described therein.

I. The Parties desire to set forth in this Agreement certain additional understandings with respect to the establishment and funding of the joint venture, the commencement of the business of the joint venture, ongoing governance and management of the joint venture, ownership and transfer of its shares, and such other matters as are hereinafter set forth.

NOW, THEREFORE, for and in consideration of the mutual covenants and undertakings contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:


                             ARTICLE 1 - DEFINITIONS

1.1 Definitions. In this Agreement and the recitals, exhibits, schedules and any other attachments hereto, the following expressions shall, unless the context otherwise requires, have the following meanings:

         "Affiliate" means a company or other legal entity controlled by, under common control with, or controlling a Person, where "control" means either: (i) the ownership, either directly or indirectly, of fifty one percent (51%) or more of the voting shares of a company or (ii) the right to elect the majority of the directors or other governing body of a company or other legal entity, where such control may be exercised without the consent of any third Person.

         "Agreement" means this Joint Venture Agreement.

         "Amerigon" means Amerigon Incorporated.

         "Approval" means any license, sublicense, permit, certificate of authority, exemption, classification, consent, authorization, approval, registration, warrant, franchise and similar document, instrument or consent granted or issued by any Governmental Authority.

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         "Articles" means the Articles of Incorporation of the Company as in effect from time to time.

         "By-Laws" means the By-Laws of the Company as in effect from time to time.

         "Closing" means the closing of the transactions described in Section
      2.5.

         "Effective Date" means April 22, 1997.

         "Fully Diluted Shares" means the total of the Initial Shares and the Reserved Shares.

         "Governmental Authority" means any minister, ministry, department, court, judicial authority, tribunal, arbitrator, authority, agency, commission, board, bureau, body, exchange, official, association or other instrumentality or organization of California, the United States of America, any foreign country or other domestic or foreign state, city, county, municipality, territory, province, district, region, commonwealth, protectorate, possession or other political subdivision, in each case having jurisdiction over any Party in any respect of this Agreement, including without limitation any regulatory or self-regulatory organization.

         "Initial Shares" means the Shares held by the Parties immediately following the Closing, as set forth in Section 2.6.

         "IVS" means interactive voice systems.

         "Laws" means all laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law of California, the United States of America, any foreign country, or any domestic or foreign state, city, county, municipality, territory, province, district, region, commonwealth, protectorate, or possession or other political subdivision of any Governmental Authority.

         "Letter of Intent" means collectively that certain Letter of Intent, dated as of March 3, 1997, and Addendum A thereto.

         "Ownership Percentage" means, for each Shareholder, the percentage of all Shares of the Company issued or issuable pursuant to options, which are owned by that Shareholder, as of a particular date.

         "Party" means Amerigon or Yazaki individually, and "Parties" means collectively Amerigon and Yazaki.

            "Person" means any natural person, corporation, general partnership, limited partnership, proprietorship, trust, union, association, Governmental Authority, or other entity, enterprise, authority or business organization.

            "Reserved Shares" shall mean 2,375,000 Shares to be reserved for issuance by the Company to key officers, employees, "working" directors and TSA pursuant to the Company's stock option plan, representing 23.75% of Fully Diluted Shares.

           "Share" means a share of the common stock, no par value, of the Company.

            "Shareholder" means Amerigon, Yazaki and any subsequent shareholder and their respective successors and assigns as owners of Shares subject to this Agreement.

            "Transfer" means the sale, assignment, transfer, gift, pledge, hypothecation or encumbrance of assets, or the permission or sufferance of the attachment of a security interest in such assets.

            "Yazaki" means collectively and severally Yazaki Corporation and Yazaki International Corporation, a corporation organized and existing under the laws of Delaware and wholly-owned by Yazaki Corporation.

   1.2 Glossary. In addition to the expressions defined above, the following expressions shall, unless the context otherwise requires, have the meaning specified in the indicated section as follows:

         Term                                    Section

         Assigned Contracts                      2.7.2
         Business Plan                           2.4
         Cash Shares                             2.5.2(i)
         Closing Date                            2.9
         Company                                 Recitals
         Stock Option Plan                       3.10


                                 ARTICLE 2 - THE COMPANY


   2.1 Incorporation of the Company. Amerigon has caused the Company to be incorporated in California on the date immediately prior to the Closing Date as described in Section 2.4. As of the date hereof, the assets of the

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         Company consist of the IVS business described in Section 2.7.

   2.2 Purpose of the Company. The principal business of the Company shall be to manufacture IVS products; market and sell IVS products to the automotive aftermarket; conduct research and development with respect to new IVS technologies; and to participate in business activities ancillary thereto.

   2.3 Principal Office. The principal offices of the Company shall initially be located at 404 East Huntington Drive, Monrovia, California 91016-3600.

   2.4 Articles of Incorporation; By-Laws; Business Plan. The Company was incorporated in California on July 18, 1997. The initial Articles and By-Laws are attached hereto as Exhibits A and B, respectively. The Parties have reached agreement with respect to a business plan for the Company for the initial period of its operation (the "Business Plan"). In the event of any discrepancy between the provisions of this Agreement and the provisions of the Articles of Incorporation, the By-Laws or the Business Plan, the provisions of this Agreement shall prevail.

   2.5   Actions at the Closing.

         2.5.1 Amerigon. Immediately prior to the Closing, Amerigon owns, beneficially and of record, 1,625,000 Shares.

         2.5.2 Yazaki. At the Closing, Yazaki shall subscribe for 6,000,000 Shares to be issued by the Company for total consideration of $14,770,000. The total consideration shall be reduced by $1,000,000 to reflect the matters referred to in Recital G. Payment at Closing shall be made in the following manner:
               (i) $6,885,000 shall be paid by Yazaki in United States Dollars at the Closing by wire transfer to a Company bank account established by the Parties pursuant to Section 3.9 below for one-half of its Initial Shares (the "Cash Shares"), and (ii) $6,885,000 shall be paid by Yazaki by delivery to the Company at the Closing of a Promissory Note in substantially the form of Exhibit C hereto, for one-half of its Initial Shares. Yazaki's obligations under the Promissory Note will be secured by a pledge of the Cash Shares pursuant to a Stock Pledge Agreement, in substantially the form of Exhibit D hereto.

   2.6 Initial Shares. Immediately following the Closing, (i) Amerigon will own 1,625,000 Shares, representing 16.25% of the Fully Diluted Shares, (ii) Yazaki will own 6,000,000 Shares, representing 60.00% of the Fully Diluted Shares, and (iii) Amerigon and Yazaki will together own all of the issued and outstanding capital stock of the Company.

   2.7 IVS Business. Immediately prior to the Closing, the assets of the Company shall consist of:

         2.7.1 Assets. all assets listed on Schedule 2.7.1 hereto, which assets include all technology, transferable licenses, designs, know-how, products, resultant technologies, G-4 navigator inventory, capital equipment, and customer relationships primarily utilized by Amerigon in the IVS business prior to the date hereof; and

         2.7.2 Assigned Contracts. all rights and obligations formerly held by Amerigon under the following agreements (the "Assigned Contracts"): (i) Settlement and License Agreement, dated May 10, 1996, by, between and among Amerigon, Audio Navigation Systems, LLC, Alcom Engineering Corporation and Audio Navigation Systems, Inc., (ii) License Agreement, dated March 15, 1995, between Amerigon and Navigation Technologies Corporation, (iii) subject to Section 2.8(c), Data Reseller Agreement, between Amerigon and Etak, Inc. and (iv) License Agreement, dated October 19, 1993, between Amerigon and Lernout and Hauspie Speech Products, N.V., as amended

         PROVIDED, ALWAYS, that the Parties agree that the Company shall not assume any liabilities of the IVS business, including accounts payable, after sales services and product warranties which may arise from transactions with any third party prior to the Closing Date, except that as of the Closing Date, the Company shall assume (i) responsibility for responding to help desk inquiries from any current end-users of Amerigon's IVS products and (ii) responsibility to pay an aggregate amount of $95,000 in remaining royalty payments due to Lernout & Hauspie Speech Products pursuant to that certain License Agreement, dated October 19, 1993, by and between Amerigon and Lernout & Hauspie Speech Products N.V., as amended.


         2.8 Certain Understandings with respect to Assigned Contracts. The Parties acknowledge and agree that:

               (a) Amerigon has presented Yazaki with commitment letters from the employees identified in Section 3.12.

               (b) In the course of its due diligence, Yazaki has reviewed and formed its own opinion with regard to the scope of and to the enforceability of the commitments by any party to an Assigned Contract, compliance by the other parties thereto with their undertakings thereunder, assignability and delegation thereof, and ongoing obligations of the Company to such other parties after the Company's assumption of such obligations. Amerigon represents and warrants that (i) true and complete copies of all Assigned Contracts have heretofore been delivered to Yazaki, (ii) subject to
         Section 2.8(c), it has obtained on or before the Closing Date, any third party consents that may be necessary to transfer the Assigned Contracts to the Company, and (iii) each Assigned Contract is enforceable by the Company in accordance with the terms of the Assigned Contract, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles relating to or limiting creditors rights generally.

    (c) In the event that the Data Reseller Agreement, between Amerigon and Etak, Inc., described in Section 2.7.2 above, is not transferable to the Company in any way, manner or form, Amerigon shall maintain and upon the expiration thereof, extend the said Agreement. Furthermore, Amerigon shall exclusively sublicense the rights and benefits of the Data Reseller Agreement to the Company.

2.9 Closing Date. The Closing shall take place at the offices of the Company, concurrently with the execution of this Agreement (the "Closing Date").


                           ARTICLE 3 - CONDUCT OF BUSINESS


3.1 Management by Board of Directors. The Company shall be managed by a Board of Directors consisting of at least five (5) members. The initial Board shall consist of five (5) members. Each director shall be elected and shall serve in accordance with the Articles and By-Laws and applicable Law.

3.2 Election of Directors. The Board shall be elected by the Shareholders of the Company, and each Party agrees to vote all of its Shares in favor of the individuals nominated by Amerigon and Yazaki as hereinafter provided:

    3.2.1     Ownership Percentages.

              (a) For so long as Amerigon shall retain its Initial Shares, Amerigon shall have the right to nominate one (1) director,

              (b) For so long as Yazaki shall retain its Initial Shares, Yazaki shall have the right to nominate three (3) directors, and

              (c) The Chief Executive Officer shall be selected by the Board of Directors. The Chief Executive Officer of the Company shall be the fifth director.

    3.2.2 Change in Number of Directors. If the number of members comprising the Board shall be changed, Amerigon and Yazaki shall each have the right to nominate the number of directors proportionate to their respective Ownership Percentage, observing normal rules of rounding for any fraction thereof.

3.3 Substitution of Board Members. Whenever for any reason a director nominated by either Amerigon or Yazaki ceases to serve as such, the Party which nominated such director shall nominate another director in substitution therefor, and such nominee shall be elected as a director at a special meeting of the Shareholders convened as soon as practicable following such nomination.

3.4 Removal of Board Members.

    3.4.1 At Request of Nominating Party. If a Party with the right to nominate one or more directors hereunder shall desire to remove any director which it previously nominated, then each Party agrees that it will exercise its voting rights and take such other steps as are within its power so as promptly to remove such director.

    3.4.2 Otherwise. If removal of a director is sought other than at the instance of the Shareholder which nominated the individual sought to be removed, then each Party shall exercise all its voting rights and take such other steps as are within its power to prevent the passing of any resolution removing such director from office, except where the removal is sought as a result of such individual's intentional misconduct or repeated and serious neglect of his or her duties as a director.

3.5 Resolutions of the Board. Except as otherwise provided under Section 3.6, or as required by applicable Law, resolutions of the Board shall be validly passed if assented to by a majority of directors present or represented at a validly convened Board meeting.

3.6 Certain Major Corporate Actions. Yazaki agrees that, so long as Amerigon owns its Initial Shares and retains more than five percent (5.0%) of all issued and outstanding Shares, no corporate action will be taken in respect of any of the following matters without prior consultation with and approval by Amerigon:

    (a) Any amendment to the Articles, other than to change the name of the Company;

    (b)  Any amendment to the By-Laws;

    (c) Any actions related to mergers with Yazaki or its Affiliates, or any substantial asset sales or licenses to Yazaki or its Affiliates; either of which may be detrimental to the purposes of the Company's activities in the aftermarket business;

    (d) Any change in the number of members constituting the Board of Directors.

3.7 Officers. The Parties agree that Bob O. Evans will serve as the initial Chief Executive Officer of the Company, whom Yazaki shall cause to be elected by the Board for a term to end as of December 31, 1997, after which time Mr. Evans will serve at the request of and in the capacity so designated by the Board. In consideration for the services of Bob O. Evans, the Parties agree that Technology Strategies and Alliances, a California Partnership ("TSA"), shall receive options to purchase 250,000 Shares from the Reserved Shares under substantially similar terms and conditions as other participants under the Stock Option Plan as defined in
    Section 3.10. The Company shall have a Secretary and such other officers as provided for in the Articles and By-Laws or as the Board may from time to time designate.

3.8 Appointment of Auditor. KPMG Peat Marwick shall be appointed as the initial external auditor of the Company.

3.9 Designation of Depository Bank. The Company shall designate Bank of America, Arcadia Branch as the depository bank for the assets of the Company.

3.10 Stock Option Plan. The Parties shall cause the Company to reserve the Reserved Shares for issuance pursuant to one or more employee stock option plans (collectively, the "Stock Option Plan"). Incentive stock options awarded to key employees under the Stock Option Plan shall be determined by the Chief Executive Officer of the Company, subject to approval by the Board of Directors.

3.11 Other Actions to Prepare for Conduct of Business. The Parties shall cause the Company to take each of the following actions as soon as practicable after incorporation in order to prepare for the commencement of Business.

    3.11.1 Business Plan. The Board of Directors shall implement the 1997 Business Plan and thereafter, the Company shall take such steps as may be necessary or appropriate to implement the Business Plan provided always that the Business Plan shall be reviewed and modified by the Board of Directors starting from 1998.

    3.11.2 Professional Advisors and Service Providers. The Company shall appoint legal counsel and other professional advisors and service providers as necessary and appropriate to commence and operate the business.

    3.11.3 Office Lease. The Company shall execute a lease for its head office location.

    3.11.4 Purchase of Office Equipment and Furniture. The Company shall purchase and/or lease office equipment and furniture necessary and appropriate for the conduct of its operations as contemplated for the initial period of the Business Plan.

3.12 Hiring of Employees. The Company shall hire such employees as are necessary and appropriate for the conduct of its operations as contemplated for the initial period of the Business Plan and as required by and in accordance with applicable Laws.

    (a) Amerigon has presented Yazaki with employee commitment letters in the form of Exhibit E hereto signed by each of the employees listed on
         Schedule 3.12 hereto.

    (b) It is also presently contemplated that all of Amerigon's professional personnel devoted to the IVS business will be employed by the Company.

3.13 Yazaki Support. Yazaki shall provide the Company's financial and other resources, as set forth in the Business Plan, including the necessary funds for the Company to pursue the aftermarket product and OEM strategy.

3.14 Conduct of Business Following Closing. The Parties intend that Yazaki, through its Board majority, shall exercise full operating control over the Company while appropriately protecting the rights of minority shareholders and stock option holders.


                          ARTICLE 4 - CERTAIN RELATIONSHIPS


4.1 Yazaki License Agreement. The Parties agree to cause the Company to enter into a License Agreement in the form attached hereto as Exhibit F in which Yazaki shall receive an exclusive worldwide license from the Company to manufacture, market and sell IVS products for the Automotive OEM Market and the Non Automobile Market as defined in the said License Agreement; provided, however, that the Company may manufacture, market and sell such IVS products to the Non Automobile Market upon the approval of the Board of Directors.

    Yazaki Technology License. In consideration of Yazaki's contributions pursuant to Article 2 above and other valuable consideration, the Parties agree to cause the Company to enter into a License Agreement in substantially the form attached hereto as Exhibit F, pursuant to which the Company will grant to Yazaki a royalty free (other than required pass through royalties) worldwide exclusive license to all of the Company's rights in the so called "hands free, eyes free" technology for application to products that are outside the scope of Company's strategic plan, with the right to apply these technologies to new Yazaki products, it being understood by the Parties that the scope of any such license to Yazaki will be (i) limited to Company's rights in such technology, and (ii) subject to the rights of and restrictions imposed by third party licensors.

4.2 Yazaki Manufacturing Arrangements. The Parties agree that Yazaki may also enter into transactions with the Company for the manufacture of products for use by the Company, provided that the terms to the Company are no less favorable to the Company than those that could be obtained from an independent third party.

4.3 Payments to Amerigon. The Parties agree to cause the Company to pay to Amerigon the sum of $2,000,000 in cash, including sales, excise or similar tax, if any, in consideration of the transfer to the Company of Amerigon voice interactive technology and know-how for non-navigation related applications listed on Schedule 4.3 hereto, including, but not limited to, applications such as controlling radios, windshield wipers, lights, windows and other non-navigation related features and functions. A total of $1,000,000 shall be paid upon receipt by the Company of a certified copy of its Articles of Incorporation and the remaining $1,000,000 shall be paid within twelve (12) months after the date hereof. Payment shall be made in United States Dollars by wire transfer to a bank account designated in writing by Amerigon.

4.4 Adhesion of the Company. The Parties shall cause the Company to adhere to this Agreement by executing and delivering a statement of adhesion in a form to be agreed by the Parties.

                     ARTICLE 5 - ISSUANCE AND TRANSFERS OF SHARES


5.1 Pre-emptive Rights. Both Yazaki and Amerigon shall have the right to purchase any newly issued Shares or securities exchangeable for or convertible into Shares (other than Shares issued to employees or TSA under the Stock Option Plan) in proportion to the Shares held by each. In the event that the Company decides to issue such Shares or securities, such Shares or securities shall first be offered to both Yazaki and Amerigon in accordance with its Ownership Percentage as of the date of the offer. Both Parties shall have thirty (30) days to decide whether to purchase its percentage of such Shares or securities. Should either Party decline to exercise its pre-emptive rights hereunder, the Company shall offer such declined Shares or securities to the non-declining Party. In the event that neither the pre-emptive rights of both Parties nor the non-declining Party's option to purchase declined Shares or securities are exercised, the Company shall be free to sell the same to third parties.

5.2 Restrictions on Transfer.

    5.2.1 Holding Period. Neither Amerigon nor Yazaki shall Transfer all or any number of such Party's Shares now owned or hereafter acquired or rights in such Shares to any third party during the period commencing with the date of this Agreement and ending with the seventh anniversary thereof; except (i) that Amerigon may effect a Transfer of its Shares in conjunction with a change in control of Amerigon (which shall include a transaction or series of transactions resulting in a merger of Amerigon, a change in the beneficial ownership of more than 50% of Amerigon's voting stock, or a sale of all or substantially all of Amerigon's assets); and (ii) either Party may transfer its Shares to an Affiliate.

    5.2.2 Yazaki Purchase Option. In the event of a proposed Transfer of Amerigon's Shares pursuant to a change of control as described in
              5.2.1 above, Yazaki shall have the option to first purchase all of Amerigon's Shares for the lower of (i) $4,000,000, or (ii) the average of the two lowest figures to be calculated by three appraisers, one appraiser to be selected by Yazaki, one appraiser to be selected by Amerigon and the third appraiser to be selected by mutual agreement of the first two appraisers. All appraisers shall be selected from internationally known and reputable investment banks or accounting firms. The Parties shall (i) cause the Company to provide accurate financial and other information and otherwise cooperate with such appraisers, and
              (ii) take all other actions as may be necessary or appropriate to complete such appraisal as soon as possible after receipt from Amerigon of a notice of a change in control.

5.3 Post-Holding Period Sales by Amerigon. From and after the seventh anniversary of this Agreement, Amerigon may Transfer its Shares only as follows:

    5.3.1 Sale to Non-competitor; Right of First Refusal. Amerigon may Transfer its Shares to any third party which does not reasonably compete with or harm the interests of the Company, provided that such Transfer shall be subject to a right of first refusal on the part of Yazaki, whereby Yazaki shall have the right, for a period of sixty (60) days after receipt of notice thereof, to purchase such Shares on the same terms as the proposed Transfer to such third party; or

    5.3.2 Amerigon Put Option. Amerigon may require Yazaki to purchase all of Amerigon's Shares for the average of the two lowest figures to be calculated by three appraisers, one appraiser to be selected by Yazaki, one appraiser to be selected by Amerigon and the third appraiser to be selected by mutual agreement of the first two appraisers. All appraisers shall be selected from internationally known and reputable investment banks or accounting firms. The Parties shall (i) cause the Company to provide accurate financial and other information and otherwise cooperate with such appraisers, and (ii) take all other actions as may be necessary or appropriate to complete such appraisal as soon as possible after receipt from Amerigon of a notice of exercise of its rights hereunder. Yazaki shall purchase the Shares from Amerigon as soon as possible following receipt of such appraisal.

5.4 Conditions to All Transfers. Any Transfer of Shares or any rights in Shares shall be subject to all of the terms and conditions of this Agreement and the fulfillment of each of the following conditions at or prior to the consummation thereof:

    5.4.1 The transferee shall have adopted and agreed in writing to be bound as a Party by all of the terms and conditions of this Agreement; and

    5.4.2 The transferee shall have acknowledged and expressly agreed to assume all liabilities and obligations of the selling Party under this Agreement to the extent of the Shares transferred.

    Any attempted Transfer by any Shareholder of all or any number of such Shareholder's Shares, or rights in such Shares, that is not in compliance with all of the provisions of this Agreement and the Articles and By-Laws shall be null and void and the Company shall not record such Transfer on its books and records.


5.5 Endorsement of Stock Certificates. Upon the execution of this Agreement or as soon as possible under all applicable Laws, all certificates evidencing the Shares shall be endorsed as follows:

    THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND THUS MAY NOT BE TRANSFERRED UNLESS REGISTERED UNDER THAT ACT OR UNLESS AN EXEMPTION FROM REGISTRATION IS AVAILABLE. THE PRESENTATION OF THIS STOCK CERTIFICATE TO THE TRANSFER AGENT SHALL BE DEEMED A REPRESENTATION BY THE HOLDER TO THIS CORPORATION AND ITS TRANSFER AGENT THAT SUCH TRANSFER IS MADE IN ACCORDANCE WITH THE SECURITIES ACT OF 1933. ANY SALE, ASSIGNMENT, TRANSFER, PLEDGE OR OTHER DISPOSITION OF THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE IS ALSO RESTRICTED BY AND SUBJECT TO THE TERMS AND CONDITIONS OF THAT CERTAIN JOINT VENTURE AGREEMENT DATED AS OF JULY 22, 1997 AMONG CERTAIN SHAREHOLDERS OF THIS CORPORATION, A COPY OF WHICH MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS CERTIFICATE TO THE SECRETARY OF THE CORPORATION AT THE PRINCIPAL EXECUTIVE OFFICES OF THE CORPORATION.

5.6 Registration Rights. Should the Company initiate an initial public offering of its securities, Amerigon shall have the right to require that up to all of its Shares be included in such registration under the Securities Act of 1933 and qualified under applicable state blue sky laws. In the event of such initial public offering and registration of Amerigon's shares, the rights and obligations of Amerigon under Section 5.3 above shall expire and no longer hold effect.

                      ARTICLE 6 - REPRESENTATIONS AND WARRANTIES


6.1 Mutual Representations.  Each Party represents and warrants that:

    (a) Such Party is a corporation, duly organized and validly existing under the laws of its jurisdiction of incorporation;

    (b) Such Party has obtained appropriate internal corporate consents and approvals and has taken all required corporate action to approve and adopt the execution, delivery and performance of this Agreement and the other agreements and transactions contemplated hereby;

    (c) Such party has full power and authority to execute, deliver and perform its obligations under this Agreement;

    (d) This Agreement, when executed and delivered by such Party, will constitute valid and binding obligations of such Party, enforceable against such Party in accordance with its terms, subject to bankruptcy, insolvency and other laws affecting the enforceability of creditors' rights generally and to equitable principles;

    (e) No authorization, approval or other action by, and no notice to or filing with, any Governmental Authority or regulatory body is required for the due execution and performance of this Agreement by such Party;

    (f) The execution, delivery and performance of this Agreement by such Party will not violate or conflict with the articles of incorporation or the by-laws, if any, of such Party.

    (g) There is no pending or, to such Party's knowledge, threatened action or lawsuit against or involving such Party which relates to this Agreement, the Company or such Party's proposed ownership of Shares.


                              ARTICLE 7 - MISCELLANEOUS


7.1 Basic Term. This Agreement shall continue in effect until and unless terminated (i) by mutual agreement of the Parties, or (ii) upon the dissolution of the Company and liquidation of its assets at the conclusion of its term of existence or earlier.

7.2 Notices. All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing, shall be in the

    English language and shall be properly given if: (i) delivered by hand to the party to whom the communication is addressed, (ii) mailed by registered or certified mail, postage prepaid, return receipt requested; (iii) sent by an internationally recognized overnight courier, or (iv) sent by addressee confirmed facsimile transmission, in each case addressed to the following addresses or such other address as a Party may provide. Any notice properly given under this Section 7.2 shall be effective on the date of receipt.

If to Amerigon:

    Amerigon Incorporated
    404 East Huntington Drive
    Monrovia, California 91016-3600 U.S.A.


If to Yazaki:

    Yazaki Corporation
    Mita-Kokusai Building, 17th Floor
    4-28, Mita 1-chome, Minato-ku
    Tokyo 108 Japan

7.3 Assignment of Agreement. Except as otherwise specifically provided herein, no Party may assign this Agreement or all or any portion of its rights or obligations hereunder to any other Person without the prior written consent of the other Parties with such consent not to be unreasonably withheld (assignment to a competitor of either party viewed as a reasonable basis for withholding consent).

7.4 Governing Law. This Agreement and the rights of the Parties hereunder shall be governed by and interpreted in accordance with the laws of the State of California without regard to principles of conflicts of law.

7.5 Arbitration. All disputes, conflicts and differences between the parties arising out of or in connection with this Agreement shall be finally resolved by binding arbitration, in Vancouver, British Columbia, Canada pursuant to the Rules of Conciliation and Arbitration of the International Chamber of Commerce, with the English language to be used. All costs of such arbitration shall be borne by the party to which the judgment is awarded against. In the absence of fraud, the award or judgment of the arbitrators shall be final, binding and enforceable through entry in any court of competent jurisdiction.

7.6 Approvals and Consents. Yazaki and Amerigon shall each use their best efforts to obtain, or cause the Company to obtain, all licenses, waivers, approvals and consents from any Person, including any Approvals required by applicable Laws or otherwise by any Governmental Authority, as are necessary for each such Party or the Company, respectively, to consummate the transactions described in this Agreement or otherwise to conduct the business being transferred hereunder.

7.7 Confidentiality. Each of the Parties shall maintain this Agreement in strict confidence and will neither divulge its contents nor any proprietary information obtained from the other Party and designated as confidential except information:

    i)   which is or has become public domain through no fault of such Party;

    ii) which was known to such Party prior to disclosure by the other Party, as evidenced by prior written records;

    iii) which is required to be disclosed by applicable law;

    iv) which is received by a Party without any obligation of confidentiality from a third party with the legal right to provide such information; or

    v) which is approved for disclosure with the prior written consent of the other Party;

    provided always, that the above confidentiality obligations shall not apply to Yazaki disclosing such information to one of its Affiliates. Furthermore, the Secrecy Agreement, dated December 12, 1996, between Amerigon and Yazaki is hereby terminated and effective upon the execution of this Agreement, the confidentiality provisions set forth in this Section
    7.7 supersede and replace any conflicting confidentiality provisions contained in the said Secrecy Agreement.

    The term of the above confidentiality obligations shall be for a period of three (3) years after termination of this Agreement.

7.8 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. The Parties may each execute this Agreement by signing any such counterpart.

7.9 Amendment of Agreement. Any and all agreements by the Parties to amend, change, extend, review, or discharge this Agreement, in whole or in part, shall be binding on the Parties, even though such agreements may lack consideration, so long as such agreements shall be in writing and executed by the authorized representatives of all of the Parties to this Agreement.


7.10 Validity. Whenever possible, each provision of this Agreement shall be interpreted in a manner as to be effective and valid under applicable Laws, but if for any reason any clause or provision of this Agreement, or the application of any such clause or provision in a particular context or to a particular situation, circumstance or Person is held to be prohibited, invalid or unenforceable by any Governmental Authority, then the application of such clause or provision in contexts or to situations, circumstances or Persons other than that in or to which it is held prohibited, invalid or unenforceable, shall not be affected thereby, and the remaining clauses and provisions of this Agreement shall nevertheless remain in full force and effect.

7.11 Waiver. No failure or delay by any Party to exercise or to insist upon the performance, in whole or in part, of any term, condition, covenant, right, legal or equitable remedy or any provision of this Agreement, shall constitute a waiver of any such term, condition, covenant, right, legal or equitable remedy or provision, or preclude such Party from exercising or insisting upon the performance, in whole or in part, of any such term, condition, covenant, right, legal or equitable remedy or provision of this Agreement at any later time.

7.12 Successors. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by the respective successors and permitted assigns of each of the Parties.

7.13 No Third Party Rights. This Agreement is not intended and shall not be construed to create any rights in any Persons other than the Parties and their respective successors and permitted assigns, and no Person or legal entity shall assert any rights as a third party beneficiary hereunder.

7.14 Rights in Event of Force Majeure. Any Party affected by an event or condition of Force Majeure shall, upon providing prompt notice to the other Party, be excused from performance to the extent such event or condition prevents its performance, provided that the Party whose performance is so affected shall use reasonable efforts to avoid or remove the cause of non-performance and shall continue performance hereunder immediately upon the removal of such cause.

                                    * * * * * * *

    IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered by their duly authorized representatives as of the date first set forth above.





                                  YAZAKI CORPORATION


                                  By: /s/ Kenzo Matsuzaki
                                     -------------------------------------
                                     Name:  Kenzo Matsuzaki
                                     Title: Managing Director



                                  AMERIGON INCORPORATED


                                  By: /s/ Lon E. Bell
                                     -------------------------------------
                                     Name:  Lon E. Bell
                                     Title: CEO

                        LIST OF OMITTED SCHEDULES AND EXHIBITS
                             TO JOINT VENTURE AGREEMENT*

    SCHEDULES

    Schedule 2.7.1      IVS Business Assets

    Schedule 3.12       Employees

    Schedule 4.3 Voice Interactive Technology and Know-How for Non-Navigation Related Applications

    EXHIBITS

    Exhibit A           Articles of Incorporation of IVS, Inc.

    Exhibit B           Bylaws of IVS, Inc.

    Exhibit C           Form of Promissory Note

    Exhibit D           Form of Stock Pledge Agreement

    Exhibit E           Employee Commitment Letter

    Exhibit F           License Agreement


--------------------

* Amerigon Incorporated agrees to furnish supplementally a copy of any of the above-listed Schedules or Exhibits to the Commission upon request.